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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 16, 1998

                                  Biogen, Inc.
             (Exact name of Registrant as specified in its charter)


 Massachusetts                    0-12042                    04-3002117
 -------------                    -------                    ----------
(State or other                 (Commission              (IRS Employer
jurisdiction of                 File Number)              Identification No.)
incorporation)


                               14 Cambridge Center
                               Cambridge, MA 02142
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (617) 679-2000



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ITEM 5.   OTHER EVENTS.

On March 16, 1998, the Registrant publicly disseminated a press release announcing a decision by an International Chamber of Commerce arbitration panel in connection with a dispute between the Registrant and ASTA Medica Aktiengesellschaft of Berlin, Germany ("ASTA") regarding a License, Development and Supply Agreement, dated May 30, 1989 (the "1989 Agreement"), among the Registrant, ASTA, and Bioferon Biochemische Substanzen GmbH & Co ("Bioferon"). Bioferon was a joint venture between the Registrant and Rentschler Arzneimittel GmbH & Co. of Laupheim, Germany, which entered bankruptcy in 1993. In the proceeding, ASTA had asked for a determination that the Registrant could not terminate the 1989 Agreement as to ASTA solely as a result of Bioferon's bankruptcy and a further determination that the Registrant was required to supply ASTA with recombinant beta interferon. The arbitration panel ruled that, as between the Registrant and ASTA, the 1989 Agreement was not terminated as a result of the bankruptcy of Bioferon, but that the Registrant was not required to perform Bioferon's obligations under the 1989 Agreement and, as a result, has no obligation to supply recombinant beta interferon to ASTA. Under the 1989 Agreement, ASTA was granted an exclusive license for a number of European countries to certain intellectual property relating to recombinant beta interferon, including the Registrant's European Fiers patent which has since been revoked. In light of the panel's decision, the Registrant has notified ASTA that it has terminated the 1989 Agreement based on ASTA's conduct and failure to perform.

     The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


(c)  Exhibits.

        99.1   The Registrant's Press Release dated March 16, 1998.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         Biogen, Inc.


                                         By: /s/ Michael J. Astrue
                                             ----------------------------------
                                             Michael J. Astrue
                                             Vice President - General Counsel




Date: March 16, 1998





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                                  EXHIBIT INDEX

Exhibit
Number                     Description
------                     -----------

99.1                       The Registrant's Press Release
                                    dated March 16, 1998